Exhibit 2.1

         This Assignment made as of the 1st day of September, 1998.

BETWEEN:

                 ITC LEARNING CORPORATION, a body corporate
                 (hereinafter "ITCL")

                                                               OF THE FIRST PART

                 -and-

                 ITC CANADA LIMITED, a body corporate, incorporated under the laws of the Province of Nova Scotia (hereinafter "ITC")

                                                              OF THE SECOND PART

WHEREAS:

     a)          Grant  Thornton  Limited,  as receiver of Mentor  Networks Inc.
                 ("Mentor") and High Performance Group (Canada) Inc. ("HPG") issued an Information Memorandum dated July 21, 1998 inviting Offers to Purchase certain of the assets and undertaking of Mentor and HPG (the "Assets");

     b) ITCL made an offer to purchase the Assets which offer was accepted;

     c)          ITCL has caused ITC to be incorporated to purchase the Assets;

NOW THEREFORE THIS INDENTURE WITNESSETH that for and in consideration of the sum of $1.00 and other good and valuable consideration ITCL hereby conveys and transfers to ITC without recourse all of its interest in the agreement arising from the acceptance of its offer to purchase the Assets.



IN WITNESS WHEREOF ITCL hereto has caused this indenture to be properly executed as of the day, month and year herein above first written.



                                           ITC LEARNING CORPORATION



/s/ Christina R. Mexicotte                 Per:  /s/  Christopher E. Mack
------------------------------                  --------------------------------
Witness                                               Christopher E. Mack